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                                                                Exhibit 8.1
                                                                -----------



                              [ON GD&C LETTERHEAD]






                               August 25, 1997






(212) 351-4000                                                     C 15565-00003

    Cityscape Corp.
    565 Taxter Road
    Elmsford, New York 10523

    Ladies and Gentlemen:

              You have requested our opinion regarding certain federal income tax consequences of the ownership and disposition (i) of asset-backed certificates (the "Certificates") to be issued by one or more trusts to be created pursuant to a Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") by and among Cityscape Corp. (the "Company") as Servicer and Claims Administrator, the Company or a separate entity formed by the Company solely for the purpose of forming such trust, and a trustee and (ii) of asset-backed notes (the "Notes") to be issued by the Company or a separate entity (a "Depositor") formed by the Company solely for the purpose of issuing such Notes pursuant to an Indenture (the "Indenture") between the Depositor and a trustee.

              In formulating our opinion as to the matters certified, we have reviewed the originals or copies of: (i) Amendment No. 5 to the Registration Statement on Form S-3 (Registration No. 333-4387) dated
     August 25, 1997, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the "Registration Statement"), (ii) the form of the Pooling and Servicing Agreement, (iii) the form of the Certificates,
     (iv) the form of Indenture and (v) the form of the Notes. Furthermore, we have reviewed such other documents relating to the transaction and have made such other factual and legal inquiries as we have considered necessary or appropriate for purposes of the opinions given below.

              Based on the foregoing and the assumptions and qualifications stated herein and therein, we are of the opinion that the statements and legal conclusions contained in the Registration Statement under the caption "Material Federal Income Tax Consequences" are correct in all material respects, and that the discussion thereunder does not omit any material provision with respect to the matters covered.


              The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations (including proposed regulations), pertinent judicial authority, rulings, pronouncements, and internal memoranda of the Internal Revenue Service, and such other materials as we have considered relevant, any of which may be changed at any time with retroactive effect. Any change in applicable laws may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change that may occur or come to our attention.

              No opinion has been sought and none has been given concerning the tax consequences of the transaction or of the ownership or disposition of the Certificates or the Notes under the laws of any state or locality, or under the laws of any foreign country. No opinion is expressed on any matters other than those specifically referred to herein.

              We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm therein.

                                       Very truly yours,



                                       /s/ GIBSON, DUNN & CRUTCHER LLP